SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                         AMENDMENT NO. 7

                               TO

                              FORM
                             N-8B-2

        REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS

                 Pursuant to Section 8(b) of the
                 Investment Company Act of 1940

               DEAN WITTER SELECT MUNICIPAL TRUST
      (AND SUBSEQUENT TRUSTS AND SIMILAR SERIES OF TRUSTS)

                 (Name of Unit Investment Trust)

              ------------------------------------

      Not the issuer of periodic payment plan certificates.

I.   ORGANIZATION AND GENERAL INFORMATION

     3. Furnish name and principal business address and ZIP code and the Internal Revenue Service Employer Identification
Number of each custodian or trustee of the trust indicating for which class of series of securities each custodian or trustee is acting.

THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)
1 CHASE MANHATTAN PLAZA
NEW YORK, NEW YORK  10081

unit investment trust office at:
770 BROADWAY
NEW YORK, NEW YORK  10003

The Internal Revenue Service Employer Identification
Number for THE CHASE MANHATTAN BANK (NATIONAL
ASSOCIATION):  13-2633612

THE BANK OF NEW YORK
48 WALL STREET
NEW YORK, NEW YORK  10286

unit investment trust office at:
101 BARCLAY STREET
NEW YORK, NEW YORK  10286

The Internal Revenue Service Employer Identification
Number for THE BANK OF NEW YORK:  13-4941102


The trustee of each series of securities is noted in the prospectus for each such series.
IX.  EXHIBITS

     *Exhibit A(1)

Trust Indenture and Agreement and related Reference Trust
Agreement among Dean Witter Reynolds Inc., Sponsor,
United States Trust Company of New York, Trustee, and
Kenny S&P Evaluation Services, a division of Kenny
Information Systems Inc., Evaluator.

     *Exhibit A(5)

Form of Certificate of Ownership (included in Exhibit
(A(1)).

     *Exhibit A(6)(a)

Restated Certificate of Incorporation of Dean Witter
Reynolds Inc.

     *Exhibit A(6)(b)

Revised By-Laws of Dean Witter Reynolds Inc.

     **Exhibit D

Copy of Registration Statement on Form S-6.

     *Exhibit E

Information as to Officers and Directors of Dean Witter
Reynolds Inc.



______________
* Incorporated by reference to Item B in "Part II -- Additional Information Not Required in Prospectus" of Exhibit D hereto, including exhibits thereto.

**   Incorporated by reference to Registration Statement on Form
S-6 under Securities Act of 1933 of the designated series of DEAN WITTER SELECT MUNICIPAL TRUST.
                            SIGNATURE

          Pursuant to the requirements of the Investment Company
Act of 1940, the Sponsor of the registrant has caused this Amendment to the Registration Statement to be duly signed on behalf of the registrant in The City of New York and State of New York on the 15th day of September, 1995.

                         DEAN WITTER SELECT MUNICIPAL TRUST
                         (AND SUBSEQUENT TRUSTS AND
                          SIMILAR SERIES OF TRUSTS)
                              (Registrant)

                         By:  DEAN WITTER REYNOLDS INC.
                              (Sponsor/Depositor)


                         By:  Michael D. Browne
                              Michael D. Browne
                              First Vice President